SUB-ITEM 77H:  CHANGES IN CONTROL OF REGISTRANT


Golden Oak(r) Family of Funds
(Registrant)




As of July 31, 2003, CB Wealth Management, N.A., Saginaw, MI, has attained control of the Registrant by acquiring 73.40% of the voting securities of the Registrant.





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PGHLIB-0703 NSAR.doc-
September 18, 2003  8:24 AM